Exhibit 99.2

Hercules Offshore Announces Private Offering of Senior Notes

HOUSTON, March 12, 2014 /PRNewswire/ — Hercules Offshore, Inc. (Nasdaq: HERO) today announced its intention, subject to market conditions, to offer, in a private placement, up to $300.0 million aggregate principal amount of senior notes due 2022. Hercules Offshore expects to use the net proceeds from this offering, together with cash on hand, to fund its pending tender offer and consent solicitation for its 7.125% senior secured notes due 2017 and to redeem any of the notes not purchased in the tender offer.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The securities to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

This press release contains forward-looking statements. Forward-looking statements give Hercules Offshore’s current expectations or forecasts of future events based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in Hercules Offshore’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although Hercules Offshore believes that the expectations reflected in these forward-looking statements are reasonable, Hercules Offshore cannot assure you that its expectations will prove correct. Forward-looking statements in this press release relate to, among other things, the closing of the private placement and the use of proceeds therefrom. Actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, Hercules Offshore undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Hercules Offshore, Inc.

Son P. Vann, Vice President Investor Relations and Planning, 713-350-8508